UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

MEADOW VALLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

Carpe Diem Capital Management LLC
John D. Ziegelman
CD Investment Partners, Ltd.
ZPII, LP
C3 Management Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     CD Capital Management LLC, a Delaware limited liability company, has changed its name to Carpe Diem Capital Management LLC. Each reference to “CD Capital” below shall be to Carpe Diem Capital Management LLC.
     On December 28, 2007, CD Capital, CD Investment Partners, Ltd., an exempted company with limited liability incorporated and an open-end investment company formed under the laws of the Cayman Islands (“CDIP”), and John D. Ziegelman (“Mr. Ziegelman”), together with the other participants named therein, filed materials contained in a Schedule 14A (the “Prior Schedule 14A”) with the Securities and Exchange Commission (“SEC”) in connection with the potential solicitation of proxies in support of the director candidate they have nominated for election and the bylaw amendment they have proposed for adoption at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Meadow Valley Corporation (“Meadow Valley”) as described below.
     On December 27, 2007, CD Capital and CDIP sent a letter to Meadow Valley nominating Mr. Ziegelman for election to Meadow Valley’s Board of Directors at the Annual Meeting. A copy of this letter was attached as Exhibit 1 to the Prior Schedule 14A. Also, on December 27, 2007, CD Capital and CDIP sent a separate letter to Meadow Valley submitting their stockholder proposal to amend Meadow Valley’s Amended and Restated Bylaws (the “Bylaws”) to allow stockholders to call a special meeting of stockholders and requesting that such stockholder proposal be included in Meadow Valley’s proxy materials in connection with the Annual Meeting. A copy of this letter was attached as Exhibit 2 to the Prior Schedule 14A.
     On April 11, 2008, CD Capital and Mr. Ziegelman amended its Schedule 13D, as previously amended, to disclose the following:
“CD Capital and Mr. Ziegelman recently commenced discussions with Meadow Valley in order to potentially settle CD Capital’s and Mr. Ziegelman’s grievances specifically regarding corporate governance and strategic alternatives issues (all as more fully disclosed in all of the prior filings made by CD Capital and Mr. Ziegelman on the Schedule 13D). While lines of communication were opened, and the parties discussed many common goals and objectives, no agreement has been reached as of the date hereof. Specific progress included the parties envisioning a meaningful and defined unpaid advisory role for Mr. Ziegelman in Meadow Valley’s strategic alternatives process; however, the parties did not reach resolution as to: (i) re-establishing the right of the stockholders to call a special meeting at a 10% threshold, (ii) a 12-month right for Mr. Ziegelman to appoint a new director to Meadow Valley’s Board of Directors and (iii) Meadow Valley voluntarily considering adding to the Board of Directors a corporate governance expert recommended to Meadow Valley by CD Capital and Mr. Ziegelman.
While settlement discussions may or may not continue, CD Capital and Mr. Ziegelman have decided to suspend settlement discussions until Meadow Valley provides the market with a full and complete disclosure regarding Meadow Valley’s strategic alternatives process.
In addition to the foregoing, CD Capital (1) recently engaged the proxy solicitation firm of Mackenzie Partners, Inc. to assist it in the event that the Participants (as defined below) ultimately decide to solicit proxies in support of (a) Mr. Ziegelman’s nomination for election to Meadow Valley’s Board of Directors and (b) its stockholder proposal to amend the Bylaws at the Annual Meeting and (2) intends to request a complete and comprehensive list of all of Meadow Valley’s current stockholders in accordance with applicable law.”
     CD Capital, CDIP, Mr. Ziegelman, ZPII, LP and C3 Management Inc. (the “Participants”) may solicit proxies from all stockholders of Meadow Valley in support of Mr. Ziegelman’s nomination for election to Meadow Valley’s Board of Directors and in support of their stockholder proposal to amend the Bylaws at the Annual Meeting. In that event, the Participants intend to file a proxy statement with the SEC to the extent required by law. THE PARTICIPANTS ADVISE ALL STOCKHOLDERS OF MEADOW VALLEY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
     As of the date of this filing, CD Capital (in the name, and for the benefit, of CDIP) maintains an account in which 424,415 shares (the “Shares”) of common stock, $0.001 par value, of Meadow Valley (the “Common Stock”), are held, representing approximately 8.2% of the outstanding shares of Common Stock, determined by reference to Meadow Valley’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007. CD Capital, as attorney-in-fact on behalf of CDIP, has full and exclusive discretionary authority to effect acquisitions, dispositions, voting decisions and other transactions in respect of the Shares. CD Capital, CDIP, Mr. Ziegelman, ZPII, LP and C3 Management Inc. may be deemed to be “participants” in CD Capital’s and CDIP’s solicitation of proxies from the stockholders of Meadow Valley for use at the Annual Meeting.
     Additional information regarding the Participants is set forth in the Schedule 13D filed by CD Capital and Mr. Ziegelman and all amendments thereto filed with the SEC and Schedules 14A filed by the Participants with the SEC, all of which are available on the SEC’s website at http://www.sec.gov.